Exhibit 99.1

News Media Contact:

David Pendery

+1 303 397 2468

david.pendery@ihs.com

IHS Announces Leadership Changes

IHS President & Chief Operating Officer Jeffrey Tarr leaving to pursue CEO opportunities; IHS Senior Vice President-Global Products & Services Scott Key named to position

ENGLEWOOD, Colo. (November 2, 2010) – IHS (NYSE: IHS), a leading global source of critical information and insight, today announced that President and Chief Operating Officer (COO) Jeffrey R. Tarr has elected not to renew his contract and is leaving the company to pursue a chief executive officer position. IHS Chairman and Chief Executive Officer (CEO) Jerre Stead is continuing in his current role unchanged. Scott Key, IHS senior vice president-global products and services, has been appointed to replace Tarr, who will continue in his role with IHS through December 31, 2010 to ensure a smooth transition. Key will report to Stead.

Tarr made this decision following a highly successful six-year career with the company, during which he played a key leadership role in transforming IHS from a publisher of engineering standards and oil and gas well data into what is today the leading source of information and insight in energy, economics, geopolitical risk, environmental sustainability and supply chain management.

“Over the past six years, Jeff has made significant contributions to the record growth and success of IHS as we transformed the company into the leader in providing critical information and insight to businesses and governments around the world, and launched a highly successful initial public offering,” Stead said. “He recently indicated a desire to pursue CEO opportunities and concluded that he could not do so while effectively serving as our president and COO. Together we have planned for a smooth transition to allow him to dedicate his energies to this next chapter in his successful career. We thank Jeff for his outstanding leadership and contributions to making IHS the global leader that it has become today, and wish him continued success in his future endeavors.”

Tarr said: “I have enjoyed my six years with IHS and am proud of our accomplishments as a team. The company is well positioned for continued progress and success. As Jerre has indicated that he has no plans to retire, now is a good time for me to pursue my aspiration. I do so with great affection for our colleagues, customers, board and shareowners, and wish them all continued success.”

Tarr joined IHS as President and COO of one of the company’s two operating divisions in 2004. He was promoted to Co-President & COO of IHS Inc., in 2007 and promoted again to sole President and COO in 2008. Prior to IHS, Tarr was Chairman and CEO of Hoover’s, a publicly traded business information provider. In 2003, he led the sale of Hoover’s to Dun & Bradstreet (D&B) and was retained by D&B as president of the new subsidiary.

“IHS has in place the people, products and processes to execute our strategy,” Stead said. “With Jeff’s support during the transition over the next couple of months, we will not skip a beat in delivering on our goals.

“We are fortunate to have an executive leadership team with tremendous depth of talent and experience, and I’m pleased we are able to replace Jeff by promoting Scott Key from our team,” Stead added. “Scott has filled a series of critical leadership positions for IHS and I know he will continue to be a tremendous leader in helping drive the continued growth and success of the company.”

Key joined IHS in 2003 to lead strategy, marketing and product teams for the IHS energy business, and has led transformation and growth across IHS operations in his eight years with the company. He was involved in supporting the IHS IPO, led Corporate Marketing & Strategic Planning, and has led acquisition integration efforts, including the largest IHS acquisitions. Based in London while leading IHS Jane’s and IHS Fairplay, Key led the EMEA sales organization and supported the transformation of the IHS sales organization into regional teams. During his tenure at IHS, Key has held leadership positions that span each of the company’s information and insight assets in Economics, Energy, Security, Product Lifecycle and Environment. Currently, Key is Senior Vice President-Global Products and Services, overseeing all of IHS insight business capabilities and services.

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About IHS (www.ihs.com)

IHS (NYSE: IHS) is a leading source of information and insight in pivotal areas that shape today’s business landscape: energy, economics, geopolitical risk, sustainability and supply chain management. Businesses and governments around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS employs more than 4,400 people in more than 30 countries around the world.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2010 IHS Inc. All rights reserved.